Exhibit 23.2



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Hughes Communications, Inc. (a wholly owned subsidiary of SkyTerra Communications, Inc.) and subsidiary as of September 30, 2005 and for the period from June 23, 2005 (inception) to September 30, 2005, dated January 25, 2006, appearing in the Prospectus of Hughes Communications, Inc., which is contained in Registration Statement No. 333-130136.

/s/ DELOITTE & TOUCHE LLP

Baltimore, Maryland
February 16, 2006